UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER
BETSY S. ATKINS
MARGARET SHÂN ATKINS
JEAN M. BIRCH
JAMES P. FOGARTY
CYNTHIA T. JAMISON
WILLIAM H. LENEHAN
LIONEL L. NOWELL, III
ALAN N. STILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP, together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Darden Restaurants, Inc., a Florida corporation.

Item 1: On September 25, 2014, Starboard Value LP issued the following press release:

GLASS LEWIS RECOMMENDS FOR ALL TWELVE OF STARBOARD’S NOMINEES FOR DARDEN

Recommends Darden Shareholders Vote to Elect All Twelve of Starboard’s “Impressive” and “Well-Suited” Nominees at Upcoming Annual Meeting on Starboard’s WHITE Proxy Card

Glass Lewis Concludes that “Starboard Has Made a Compelling Case that Election of All of its Nominees is Warranted” and that the Election of all Twelve of Starboard’s Nominees “Is More Likely to Effect Long-Term Improvements and Provide Greater Board Oversight” at Darden

Finds Starboard’s Slate of Twelve Supremely Qualified Nominees to be “Far More Compelling” and “Significantly Better-Suited” than Darden’s Proposed Slate and States that Starboard’s Nominees Collectively Have “More Impressive Experience and Track Records” than Darden’s Proposed Nominees

Endorses Starboard and its Nominees’ Turnaround Plan for Darden that Glass Lewis Concludes Is “Likely to Lead to Substantially Improved Operational Performance and Enhanced Shareholder Value” at Darden

Starboard is Extremely Gratified by Glass Lewis’ Overwhelming Show of Support in Recommending for the Election of Starboard’s Entire Slate of World-Class Nominees

Starboard Urges All Shareholders to Follow Glass Lewis’ Resounding Recommendation and Vote the WHITE Proxy Card Today to Support the Election of All Twelve of Starboard’s Highly Qualified Nominees

NEW YORK, NY – September 25, 2014 – Starboard Value LP (together with its affiliates, “Starboard“), one of the largest shareholders of Darden Restaurants, Inc. (“Darden” or the “Company”)(NYSE:DRI), with beneficial ownership of approximately 8.8% of the outstanding common stock of the Company, today announced that Glass Lewis & Co., LLC (“Glass Lewis”), a leading independent proxy voting advisory firm, has recommended that Darden shareholders vote on Starboard’s WHITE proxy card to elect all twelve of Starboard’s highly qualified nominees, Betsy S. Atkins, Margaret Shân Atkins, Jean M. Birch, Bradley D. Blum, Peter A. Feld, James P. Fogarty, Cynthia T. Jamison, William H. Lenehan, Lionel L. Nowell, III, Jeffrey C. Smith, Charles M. Sonsteby, and Alan N. Stillman, to the Darden Board of Directors (the “Board”) at the upcoming 2014 Annual Meeting of Shareholders (the “Annual Meeting”).  Starboard urges all Darden shareholders to support Glass Lewis’ resounding call for sweeping  change on the Darden Board by voting the WHITE proxy card TODAY.

Notably, the threshold required for a shareholder to attain a Glass Lewis recommendation in an election contest is high. “[A]s a general rule, [Glass Lewis is] reticent to recommend the removal of incumbent directors, or the election of dissident nominees . . . a dissident shareholder seeking control of the board must: (i) make a compelling case that the board either has mismanaged or failed to properly oversee the company's direction, or suffers from serious governance concerns; (ii) provide a realistic strategic or operating plan to improve the company's performance; and (iii) nominate qualified board candidates, free from significant conflicts, who can be expected to proactively address the dissident's concerns and improve the performance of the board and the company.”   Glass Lewis concluded that shareholders should vote for ALL TWELVE of Starboard’s nominees on Starboard’s WHITE proxy card saying:

“Ultimately, we believe that the need for change at Darden has been well established and that this contest boils down to determining which slate of directors is best-suited to oversee Darden through this transformational period. In light of the Company's long term loss of shareholder value and the board's governance practices and irresponsiveness to shareholders, we believe Starboard has made a compelling case that election of all of its nominees is warranted. Our review of the individual qualifications, experience and track records of all candidates causes us to believe that the election of the Dissident slate is more likely to effect long-term improvements and provide greater board oversight. Overall, we believe the Dissident slate as a whole and the nominees individually are significantly better-suited for board service at Darden and are fully capable of overseeing efforts to address the issues that have plagued the Company and board in recent years through the implementation of its detailed comprehensive strategic plan.

Accordingly, we recommend that shareholders use the WHITE proxy card to vote FOR all Dissident [Starboard] nominees.”

Jeffrey C. Smith, Chief Executive Officer of Starboard Value LP, stated, “We are deeply gratified by the overwhelming support we received from Glass Lewis in acknowledging the level of change that is required at Darden and in recommending and supporting the election of all twelve of our supremely qualified director nominees. Glass Lewis’ recommendation provides a significant endorsement that our complete board will provide the Company with the best leadership in order to oversee a successful turnaround of the Company and to select the best possible CEO to lead the Company.  Glass Lewis’ recommendation further proves that our highly qualified slate of world-class nominees represents the best of all worlds for Darden shareholders – the best director candidates with the best plan for unlocking substantial shareholder value that provides the best continuity by seeking to retain up to two of the most qualified incumbent directors.  That Glass Lewis took the time to individually highlight each of our twelve nominees’ strong qualifications and demonstrate their direct relevance to Darden speaks volumes about the strength of our supremely qualified, independent, and complementary slate.  If elected, my fellow nominees and I are firmly committed to working with Darden management to restore excellence throughout Darden and to put our company back on track for long-term value creation.”

Concluded Smith, “We greatly appreciate the strong support from shareholders who have already voted for Starboard’s nominees on the WHITE proxy card and urge all of our fellow shareholders to vote their WHITE proxy card today to elect all twelve of our highly qualified director nominees who are firmly committed to the future success of Darden.”

Excerpts from Glass Lewis’ Analysis & Recommendation

In Recommending and Supporting the Election of all Twelve of Starboard’s “Impressive” Director Candidates:

“Ultimately, we believe Starboard has identified valid areas of concern, from a performance, operations and governance perspective, and outlined a realistic plan to improve the Company's performance.”

“Looking at the Dissident's slate of nominees, we see a collection of director candidates who possess a well-rounded variety of significant experiences which appear tailored to Darden's current needs. They include restaurant industry veterans who have achieved results as founders, CEOs, CFOs, executives and board members of Darden, Olive Garden, Brinker, T.G.I. Friday's, IHOP, Smith & Wollensky, Burger King, Romano's Macaroni Grill, Taco Bell, Pizza Hut, Cosi, Corner Bakery, Quality Meats, Maloney & Porcelli and Tim Horton's. Further, the Dissident's nominees have significant experience in operational turnarounds, supply-chain management, marketing, finance and real estate. Moreover, the Dissident's nominees include well-respected corporate governance experts, a number of individuals who have participated as directors in CEO search processes and shareholder representatives.”

On the Strong Qualifications and Backgrounds of All Twelve of Starboard’s Nominees:

“Notably, Brad Blum previously led Olive Garden for more than seven years from 1994 to 2002, achieving 29 consecutive quarters of same-store sales increases, and increased average annual sales per restaurant from approximately $2.5 million to $4 million while significantly increasing overall profits, according to Starboard.”

“[Chuck Sonsteby’s] turnaround and restaurant operating experience at one of Darden's closest peers during a very similar period in which Darden now resides would be a strong addition to the new board.”

“[Jean Birch’s] extensive restaurant operating experience appears well-suited for the Darden board, in our view.”

“We believe [Alan] Stillman likely understands the recipe for success of various restaurant concepts, knowledge which Darden could rely upon as it implements a new strategic plan across all of its brands.”

 “The Dissident's slate also includes nominees with broader operating, financial or corporate governance experience at various large public companies. . . .Margaret Atkins' financial and operational expertise, as well as her public board experience, would make her an important asset to the Darden board, in our view. . . [Lionel] Nowell's accounting, financial reporting and risk management skills at large companies makes him well-suited for the Darden board.  . . . We believe Betsy Atkins' extensive board experience, including as chair or member of multiple compensation committees and corporate governance committees, would be a strong addition to the Darden board from an oversight perspective.”

“[W]e also believe it would behoove shareholders to appoint to the board an individual with extensive real estate experience. [William Lenehan’s] experience as a director of a commercial real estate investment company focused on acquiring and managing net leased office and industrial assets, as well as a director at a real estate development company, seems like a compelling balance of real estate and governance experience in one director candidate.”

“Beyond restaurant operating experience, we note that Dissident nominees Jim Fogarty and Cynthia Jamison have successful turnaround experience at companies in other industries. . . Thus, these director candidates appear well-equipped to oversee the implementation of Olive Garden's turnaround plan.”

“We note that the other Dissident nominees, Jeff Smith and Peter Feld, would give the Darden board a healthy amount of representation, which Darden could likely benefit from in light of recent spats with shareholders -- beyond Starboard -- regarding the Company's performance, strategic direction, sale of Red Lobster and overall leadership.”

On Endorsing Starboard’s Turnaround Plan for Enhancing Value:

“We're confident that the Dissident and its nominees have a strong handle on the situation at Darden, drawing from their experiences as executives and directors at companies that have faced similar challenges.”

“More importantly, we believe Starboard has presented a plan filled with specific actions and operational initiatives, the successful implementation of which, under the proper oversight of a qualified and effective board, are likely to lead to substantially improved operational performance and enhanced shareholder value, in our view.”

On Which Slate Is Better-Suited for Hiring a Top-Tier CEO to Lead Darden:

“Notably, though both the Company and the Dissident stress the importance of hiring a top-tier CEO to run Darden, it's telling that none of the Company's director nominees have experience as part of a CEO search committee, while Starboard's nominees have collectively served on public company boards that have recruited external CEOs more than 30 times.”

On Dismissing the Company’s Misleading Statements Claiming that Starboard’s Nominees Are Pre-Committed to Implementing the Turnaround Plan:

“In our opinion, the board's concerns here are overblown and do not represent a particularly strong deterrent to shareholders electing candidates who may be seemingly better qualified to oversee the turnaround initiatives at a restaurant company. Only two of the Dissident's nominees are Starboard employees, making the other 10 nominees more likely in our opinion to pursue actions they truly believe would enhance shareholder value, rather than blindly adhering to any sub-optimal elements of Starboard's plan.”

On Darden’s Poor Corporate Governance and Poor Compensation Practices:

“What concerns us most, however, is that the amendment to the Company’s bylaws was adopted without shareholder approval. In this case, shareholders should be concerned with the board's apparent insensitivity to their best interests. Because the board has elected to restrict shareholder rights without seeking shareholder input on this amendment, we would, absent this proxy contest, recommend voting against the chairman of the nominating and governance committee, Mr. Rose, on this basis.”

“Turning to executive compensation concerns, we note that our pay-for-performance analysis indicates that the Company has been deficient in aligning pay with performance. The members of the compensation committee have the responsibility of reviewing all aspects of the compensation program for the Company's executive officers. In our opinion, the committee may not be effectively serving shareholders in this regard. Based on our analysis of the Company's overall executive compensation policies and disclosure in Proposal 2, we would ordinarily refrain from recommending withhold votes from members of the compensation committee at this time. However, the Company has consistently received a deficient grade in our pay-for-performance model, earning "D" grades for each of the past three fiscal years after earning "C" grades for the three fiscal years before that. This indicates an ongoing failure to align pay with performance, strongly suggesting that shareholders hold board members who sit on the compensation committee responsible.”

On Blatantly Disregarding Shareholder Rights in Connection with the Red Lobster Sale:

“Regardless of shareholders’ opinions of the Red Lobster sale, one way or the other, it's notable that shareholders representing 57% of Darden's shares outstanding -- a clear majority -- expressed a desire, by agreeing to Starboard’s solicitation of consents, to at least have an opportunity to cast a vote (even if only an advisory vote) on any proposed sale of Red Lobster. In our April 2014 Proxy Paper on Starboard's solicitation of consents to call a special meeting, we recognized the merit of Starboard's arguments and recommended that Darden shareholders consent to such solicitation. While the board may have had its reasons for quickly executing a sale of Red Lobster in spite of this clear expression from shareholders, the episode could equally be argued as a blatant disregard of shareholders' rights and input.”

“Considering that Darden shareholders representing 57% of the shares outstanding delivered written requests to hold the special meeting, we'd expect many shareholders to have doubts whether support of any of the incumbents is warranted.”

Glass Lewis’ Conclusion:

“In our view, this proxy contest comes down to determining which director candidates are best-suited to oversee the implementation of Darden's plan going forward. Striking the right balance and mix of individuals who possess the proper skill sets, expertise and familiarity with the Company is critically important. In our view, the strongest argument for considering support of the Company's proposed slate is that it would facilitate a degree of continuity, which could help to maintain positive momentum that Darden has going for it. Yet, ultimately we believe this election of directors, like any, should come down to electing the best candidates for the job, whether nominated by the Company or the Dissident.”

“On that basis, we generally find the Dissident's slate of nominees far more compelling. We believe the Dissident slate includes individuals with more impressive experience and track records, particularly with respect to successfully operating restaurant companies, and includes an appropriate mix of the expertise which is currently needed at Darden. At the same time, the Dissident recognizes the value of maintaining some continuity and states that it intends to retain the two incumbents it believes are most qualified to contribute to Darden at this juncture.”

FOLLOW GLASS LEWIS’ STRONG RECOMMENDATION

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR DARDEN INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE WHITE PROXY CARD TODAY

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC at the numbers listed below.

Starboard’s publicly filed investor materials can be accessed at www.shareholdersfordarden.com.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720
(877) 285-5990 (Toll-Free)

Item 2: The following materials were posted by Starboard Value LP to www.shareholdersfordarden.com: